PRESS RELEASE

CONTACT:
Scott Eckstein
Financial Relations Board
212-827-3766

ZAIS FINANCIAL CORP. REPORTS FIRST QUARTER 2013 RESULTS

Red Bank, NJ – May 14, 2013 – ZAIS Financial Corp. (NYSE: ZFC) (“ZAIS Financial” or the “Company”) today reported financial results for the three months ended March 31, 2013. On February 13, 2013, the Company completed its initial public offering (“IPO”) selling 5,650,000 shares of its common stock at a price of $21.25 per share for net proceeds of $118.9 million. Accordingly, the Company’s results for the first quarter ended March 31, 2013 may not be representative of results in future periods. In addition, the Company’s Board of Directors has declared a cash dividend of $0.22 per share of the Company’s common stock and operating partnership units (“OP unit”), payable on May 31, 2013, to stockholders and OP unit holders of record as of the close of business on May 24, 2013.

FIRST QUARTER 2013 HIGHLIGHTS

  GAAP net income of $2.0 million, or $0.32 per weighted average share outstanding, for the first quarter of 2013

  Core Earnings of $0.8 million, or $0.13 per weighted average share outstanding, for the first quarter of 2013

  Book value per share of common stock and OP unit of $21.50 as of March 31, 2013

  $455.9 million residential mortgage-backed securities (“RMBS”) portfolio with a fair value as of March 31, 2013 consisting of:

    $273.6 million non-Agency RMBS

    $182.3 million Agency RMBS

  Acquired mortgage loans with a principal balance of $17.7 million for $10.8 million

  2.05x effective leverage ratio as of March 31, 2013 (which includes $109.5 million in fair value as of March 31, 2013 of Agency RMBS exposure acquired through contracts to acquire to-be-announced (“TBA”) securities)

  Agency RMBS Constant Prepayment Rate (“CPR”) three and six-month averages for the periods ended March 31, 2013 were 5.2% and 7.3%, respectively

  Non-Agency RMBS CPR three and six-month averages for the periods ended March 31, 2013 were 16.7% and 18.2%, respectively

“The Company had a solid first quarter, successfully deploying approximately $291 million into Agency and non-Agency RMBS, entering into Agency TBA contracts with a notional amount as of March 31, 2013 of $104 million, as well as completing our first whole loan purchase of approximately $10.8 million. We continue to see interesting whole loan investment opportunities that are consistent with our investment strategy,” commented Michael Szymanski, President and Chief Executive Officer of ZAIS Financial. “We are pleased to declare our initial common stock cash dividend as a public company. Going forward we expect to announce quarterly dividends late in the calendar quarter, consistent with the majority of our peers.”

First Quarter 2013 Results

ZAIS Financial reported GAAP net income for the quarter ended March 31, 2013 of $2.0 million, or $0.32 per weighted average share outstanding. For the first quarter ended March 31, 2013, the Company reported Core Earnings of $0.8 million, or $0.13 per weighted average share and OP unit outstanding. Core Earnings is a non-GAAP financial measure.

The Company had 7,970,886 and 2,071,096 shares of common stock outstanding as of March 31, 2013 and December 31, 2012, respectively.

The March 31, 2013 book value of $21.50 per share of common stock and OP unit in ZAIS Financial Partners, L.P., the Company's consolidated operating partnership subsidiary, decreased from the December 31, 2012 book value per share and OP unit of $21.68 principally as a result of the issuance of 5,650,000 shares of common stock upon completion of the Company’s IPO, partially offset by earnings for the quarter.

The Company earned interest income of $3.4 million for the three months ended March 31, 2013, as compared with $2.8 million of interest income for the three months ended March 31, 2012. The increase was due to an increase in the Company’s average investment portfolio, partially offset by a decline in its average asset yield. The Company incurred interest expense of $0.5 million for this period, compared with $0.3 million for the three months ended March 31, 2012. The increase in interest expense was due to an increase in borrowings from repurchase agreements.

As of March 31, 2013, the weighted average net interest spread between the yield on the Company’s assets and the cost of funds, including the impact of interest rate hedging, was 1.58% for the Company’s Agency RMBS and 3.97% for the Company’s non-Agency RMBS. As of March 31, 2012, the weighted average net interest spread between the yield on the Company’s assets and the cost of funds, including the impact of interest rate hedging, was 2.69% for the Company’s Agency RMBS and 4.72% for the Company’s non-Agency RMBS.

For the three months ended March 31, 2013, the Company incurred professional fees of $1.3 million as compared to $0.5 million in professional fees for the three months ended March 31, 2012. The increase in professional fees was primarily due to an increase in year-end audit fees of $0.6 million, all of which was recognized upon the completion of the audit in the first quarter. In addition, this year's audit reflects the increased reporting requirements of becoming a public company. In addition to increased audit fees, we incurred an increase in fees of $0.2 million related to whole loan acquisitions. Pursuant to the terms of the Investment Advisory Agreement with the Company’s Advisor, ZAIS REIT Management, LLC, for the three months ended March 31, 2013, the Company incurred advisory fee expense of $0.5 million as compared to $0.2 million for the three months ended March 31, 2012, which was recorded as an advisory fee expense to a related party.

For the three months ended March 31, 2013, general and administrative expenses totaled $0.4 million, as compared with $0.04 million for the three months ended March 31, 2012. The increase was primarily due to increased insurance expense and directors’ fees payable to independent directors who joined the Company in connection with the Company’s IPO in February 2013.

As of March 31, 2013, the Company had fully deployed the IPO proceeds but it was not fully invested in its long-term target assets and was not leveraged to the extent contemplated by its long-term business plan. Consequently, the Company’s results for this quarterly period are not indicative of the results expected to be achieved once the Company is fully invested in its long-term target assets and leveraged to the extent contemplated by its long-term business plan.

PORTFOLIO SUMMARY

As of March 31, 2013, the Company held a diversified portfolio of RMBS with a fair value of $455.9 million. The RMBS portfolio consisted primarily of senior tranches of non-Agency RMBS that were originally highly rated but subsequently downgraded, and Agency RMBS collateralized by either fixed rate loans or adjustable rate loans. The borrowings the Company used to fund the purchase of its portfolio totaled approximately $295.6 million as of March 31, 2013 under three master repurchase agreements. The Company also held at March 31, 2013 contracts to purchase TBA securities of Agency RMBS, which had a notional value of $104 million and a fair value (because they are carried as derivative securities on the Company’s consolidated balance sheet) of $0.4 million. TBA securities are forward contracts for the purchase of Agency RMBS at a predetermined price with a stated coupon, face amount and maturity at an agreed upon future date. Also at March 31, 2013, the Company held a portfolio of mortgage loans with an aggregate unpaid principal balance of approximately $17.7 million and a fair value of approximately $10.8 million, consisting of mortgage loans on residential real estate located throughout the United States.

The following table sets forth certain information regarding the Company's RMBS as of March 31, 2013:

		Premium	Amortized	Gross Unrealized (1)		Fair	Weighted Average
	Principal Balance	(Discount)	Cost	Gains	Losses	Value	Coupon	Yield (2)
Real estate securities
Agency RMBS
30-year adjustable rate
mortgage	$2,939,138	$443,080	$3,382,218	$-	$(303,810)	$3,078,408	2.83%	2.28%
30-year fixed rate mortgage	170,322,090	7,593,622	177,915,712	1,865,453	(570,884)	179,210,281	3.36	3.07
Non-Agency RMBS
Alternative - A	114,455,922	(21,415,546)	93,040,376	4,359,861	(36,009)	97,364,228	5.31	5.90
Pay option adjustable rate	40,163,597	(8,849,272)	31,314,325	328,480	(33,897)	31,608,908	1.25	5.25
Prime	117,188,899	(13,506,628)	103,682,271	6,582,403	(27,319)	110,237,355	5.50	6.03
Subprime	47,558,339	(13,700,810)	33,857,529	721,412	(149,648)	34,429,293	0.66	6.62
Total RMBS	$492,627,985	$(49,435,554)	$443,192,431	$13,857,609	$(1,121,567)	$455,928,473	3.94%	4.80%

(1)	The Company has elected the fair value option pursuant to ASC 825 for its RMBS. Net change in unrealized gain/loss of $0.9 million is recognized in earnings as change in unrealized gain/loss on real estate securities and mortgage loans in the consolidated statement of operations for the three months ended March 31, 2013.
(2)	Unleveraged yield.

During the quarter ended March 31, 2013, the Company acquired Agency RMBS with a principal balance of $111.0 million for $115.4 million and non-Agency RMBS with a principal balance of $216.7 million for $175.1 million. During the same period, the Company did not sell any Agency or non-Agency RMBS. The fair values of the Company’s Agency RMBS and non-Agency RMBS at March 31, 2013 were $182.3 million and $273.6 million, respectively.

The three-month average and the six-month average CPR for the periods ended March 31, 2013 of the Company’s Agency RMBS were 5.2% and 7.3%, respectively. For the Company’s non-Agency RMBS, the three-month average and six-month average CPR for the periods ended March 31, 2013 were 16.7% and 18.2%, respectively. The non-Agency RMBS CPR includes both voluntary and involuntary prepayments.

LEVERAGE AND HEDGING ACTIVITIES

As of March 31, 2013, the Company had an effective leverage ratio of 2.05x which includes $109.5 million in fair value of Agency RMBS subject to purchase through the TBA securities and the Company had financing arrangements consisting of repurchase agreements outstanding of $295.6 million. These agreements are secured by a portion of the Company’s Agency RMBS and non-Agency RMBS and bear interest at rates that have historically moved in close relationship to LIBOR.

As of March 31, 2013, the Company had outstanding interest rate swap agreements designed to mitigate the effects of increases in interest rates on a portion of its repurchase agreements. These swap agreements provide for the Company to pay fixed interest rates and receive floating interest rates indexed to LIBOR, effectively fixing the floating interest rates on $169.4 million of borrowings under its repurchase agreements as of March 31, 2013.

COMMON STOCK DIVIDEND

Today, ZAIS Financial Corp. announced that its Board of Directors declared a cash dividend of $0.22 per share of common stock and OP unit. The dividend will be paid on May 31, 2013, to stockholders and OP unit holders of record as of the close of business on May 24, 2013.

The Company’s current policy is to pay quarterly distributions which, on an annual basis, will equal all or substantially all of its net taxable income. Taxable and GAAP earnings will typically differ due to differences in premium amortization and discount accretion, certain non-taxable unrealized and realized gains and losses, and non-deductible general and administrative expenses.

INVESTOR CONFERENCE CALL

Management will host a conference call today, May 14, 2013, at 11:00 a.m. eastern time to review the Company’s financial results. The number to call for this interactive teleconference is (480) 629-9771. A replay of the conference call will be available through Tuesday May 21, 2013, by dialing (303) 590-3030 and entering the confirmation number, 4617864.

The live broadcast of ZAIS Financial Corp. quarterly conference call will also be available online at the Company's website, www.zaisfinancial.com on Tuesday May 14, 2013, beginning at 11:00 a.m. eastern time. The online replay will follow shortly after the call and will be available for approximately one year.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with generally accepted accounting principles (“GAAP”), this press release includes certain non-GAAP financial information, including Core Earnings. Core Earnings is a non-GAAP measure that the Company defines as GAAP net income, excluding changes in unrealized gains or losses on real estate securities and mortgage loans, realized gains or losses on real estate securities and mortgage loans, gains or losses on derivative instruments, and certain non-recurring adjustments.

The Company believes that providing investors with this non-GAAP financial information, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because Core Earnings is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, it should be considered along with, but not as an alternative to, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company’s presentation of Core Earnings may not be comparable to other similarly-titled measures of other companies.

The following table reconciles net income computed in accordance with GAAP with Core Earnings:

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO CORE EARNINGS

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)
Net income - GAAP	$1,973,695	$6,233,153

Recurring adjustments for non-core earnings:
Change in unrealized gain / loss on real estate securities and mortgage loans	(874,371)	(6,489,794)
Realized loss on real estate securities	-	2,061,045
Gain on derivative instruments	(281,144)	(141,815)

Core Earnings - non-GAAP	$818,180	$1,662,589

Core Earnings - per weighted average share outstanding - non-GAAP	$0.13	$0.55

ABOUT ZAIS FINANCIAL CORP.

ZAIS Financial Corp. is a real estate investment trust (“REIT”) which invests in, finances and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. The Company is externally managed and advised by ZAIS REIT Management, LLC, a subsidiary of ZAIS Group, LLC. Additional information can be found on the Company's website at www.zaisfinancial.com.

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by the Company with the Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)
	March 31, 2013	December 31, 2012
Assets	(unaudited)
Cash	$12,808,368	$19,061,110
Restricted cash	9,860,556	3,768,151
Real estate securities, at fair value - $354,448,161 and $133,538,998 pledged as collateral, respectively	455,928,473	170,671,683
Mortgage loans, at fair value	10,839,809	-
Derivative assets, at fair value	436,876	-
Other assets	1,870,572	1,345,665
Receivable for real estate securities sold	-	6,801,398
Total assets	$491,744,654	$201,648,007
Liabilities
Repurchase agreements	$295,609,039	$116,080,467
Derivative liabilities, at fair value	1,086,340	1,144,744
Accounts payable and other liabilities	3,576,335	1,820,581
Accrued interest payable	204,154	74,966
Common stock repurchase liability	-	11,190,687
Payable for real estate securities purchased	-	6,195,767
Total liabilities	300,475,868	136,507,212

Commitments and contingencies (Note 11)

Stockholders’ equity
12.5% Series A cumulative non-voting preferred stock, $0.0001 par value; 50,000,000
shares authorized; zero shares and 133 shares issued and outstanding, respectively	-	-
Common stock $0.0001 par value; 500,000,000 shares authorized;
7,970,886 shares issued and 7,970,886 shares outstanding, and
2,586,131, shares issued and 2,071,096 shares outstanding, respectively	798	207
Additional paid-in capital	164,401,707	39,759,770
Retained earnings	6,941,163	5,281,941
Total ZAIS Financial Corp. stockholders' equity	171,343,668	45,041,918
Non-controlling interests in Operating Partnership	19,925,118	20,098,877
Total stockholders' equity	191,268,786	65,140,795
Total liabilities and stockholders' equity	$491,744,654	$201,648,007

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(Expressed in United States Dollars)
	Three Months Ended March 31,
	2013	2012
Interest income
Real estate securities	$3,407,127	$2,761,050
Mortgage loans	28,906	-
Total interest income	3,436,033	2,761,050
Interest expense
Repurchase agreements	514,035	288,740
Total interest expense	514,035	288,740
Net interest income	2,921,998	2,472,310
Other gains / (losses)
Change in unrealized gain / loss on real estate securities and mortgage loans	874,371	6,489,794
Realized loss on real estate securities	-	(2,061,045)
Gain on derivative instruments	281,144	141,815
Total other gains / (losses)	1,155,515	4,570,564
Expenses
Professional fees	1,261,184	545,111
Advisory fee - related party	488,385	227,295
General and administrative expenses	354,249	37,315
Total expenses	2,103,818	809,721
Net income	1,973,695	6,233,153
Net income allocated to non-controlling interests	299,094	-
Preferred dividends	15,379	3,417
Net income attributable to ZAIS Financial Corp.
common stockholders	$1,659,222	$6,229,736
Net income per share applicable to common
stockholders - basic and diluted	$.32	$2.06
Weighted average number of shares of common stock:
Basic	5,142,053	3,022,617
Diluted	6,068,967	3,022,617